CERTIFICATE OF AUTHORS
Richard M. Gowans

As a principal author of the technical report on the Mesquite Mine expansion I, Richard M. Gowans do hereby certify that:

1. I am employed as President by, and carried out this assignment for, Micon International Limited, Suite 900, 390 Bay Street, Toronto, Ontario M5H 2Y2, tel (416) 362-5135, fax (416) 362-5763.

2. This certificate applies to the technical report titled "Technical Report On The Mesquite Mine Expansion Feasibility Study, Imperial County, California"; August 6, 2006.

3. I hold the following academic qualifications:

   B.Sc. (Hons) Minerals Engineering, The University of Birmingham, UK., 1980

4. I am a registered Professional Engineer of Ontario (membership number 90529389); as well, I am a member in good standing of the Canadian Institute of Mining, Metallurgy and Petroleum.

5. I have worked as a metallurgist in the minerals industry for over 25 years.

6. I am familiar with National Instrument 43-101 – *Standards of Disclosure for Mineral Projects* ("NI 43-101") and, by reason of education, experience and professional registration, I fulfill the requirements of a Qualified Person as defined in NI 43-101. My work experience includes the management of technical studies and design of numerous metallurgical testwork programs and gold processing plants.

7. I visited the property between 27 February and 2 March, 2006, and again between 10 May and 12 May, 2006.

8. I am responsible for all sections other than Sections 6.0 to 15.0, 17.0 and 18.1 of the technical report.

9. I am independent of the parties involved in the transaction for which the technical report is required, other than providing consulting services, as described in section 1.4 of NI 43-101.

10. I have had no previous working experience at the Mesquite Mine nor with Western Goldfields Inc.

11. I have read NI-43-101 and I consider that the technical report has been prepared in compliance with the instrument.

12. As of the date of this certificate, to the best of my knowledge, information and belief, the technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

13. I consent to the filing of the technical report with any Canadian stock exchange or securities regulatory authority, and any publication by them of the technical report.

Dated this 15th April, 2009

Richard M. Gowans P.Eng.